Exhibit 10.1


                  Information Concerning Executive Compensation

      It has been the policy of Leucadia National Corporation (the "Company") since the current management took over in 1978 to emphasize performance based compensation through the payment of discretionary bonuses.

      On January 17, 2007, the Company's Board of Directors, upon the recommendation of the Compensation Committee in consultation with Ian M. Cumming, Chairman of the Board, and Joseph S. Steinberg, President of the Company, approved annual salary increases (effective January 1, 2008) and discretionary 2007 cash bonuses for each of the Company's executive officers who were included as named executive officers in the Company's 2007 proxy statement(1) (other than Mr. Cumming and Mr. Steinberg(2) ).


Name                    Base Salary in 2008           Bonus Award for 2007(3)
----                    -------------------           -----------------------


Thomas E. Mara                $343,000                $809,900

Joseph A. Orlando             $312,000                $909,000

















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(1) Does not include information for a named executive officer who is no longer an employee of the Company. (2) Consistent with past practice, bonuses for 2007 for Messrs. Cumming and Steinberg will be considered by the Compensation Committee of the Board of Directors at the Board of Directors meeting to be held following the Company's 2008 annual meeting of shareholders.
(3)Includes annual bonus paid to all employees based on a percentage of salary of $9,900 for Mr. Mara and $9,000 for Mr. Orlando.